AMENDMENT TO THE

                         ARTICLES OF INCORPORATION

                                     OF

                          RESCON TECHNOLOGY CORP.



     ResCon Technology Corp., a corporation organized under the laws of the

State of Nevada, on July 14, 1999, hereby adopts the following Articles of

Amendment to its Articles of Incorporation pursuant to the provisions of

Chapter 78 of Nevada Revised Statutes (the "Statute"), Sections 78.385 and

78.390.


     The Articles of Incorporation shall be amended to read as follows:


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                                 ARTICLE IV


     On or about November 2, 2004, the shareholders of the Corporation approved a one (1) for five and nine-tenths (5.9) reverse split of the issued and outstanding common shares of the Corporation.  The authorized common shares and par value of said shares will remain unchanged.  Any fractional shares resulting from the reverse split will be rounded to the next whole share.  Following the reverse split there will be approximately

4,167,980 common shares of the Corporation issued and outstanding.



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                                    III



     The number of common shares issued and outstanding in the Corporation prior to the reverse split and entitled to vote on the amendment was

24,591,091. The number of shares that voted in favor of the above amendments was 16,993,000.  The number of shares that voted against the above amendments was 0.  The reverse split shall have an effective date on or about December 14, 2004.



     IN WITNESS HEREOF, this Amendment to the Articles of Incorporation have been executed on this 1st day of December, 2004




                                   By: /s/ Henrik Klausgaard
                                   ---------------------------------------
                                       Henrik Klausgaard, President



                                   By: /s/ Ilona Klausgaard
                                   ---------------------------------------
                                           Ilona Klausgaard, Secretary


















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